                                                                   EXHIBIT 12.2

PACKAGED ICE, INC. AND
SUBSIDIARIES
COMPUTATION OF RATIOS OF
EARNINGS TO FIXED CHARGES
(THOUSANDS OF DOLLARS)


                                                                              Unaudited Proforma Combined
                                                                          ------------------------------------
                                                                                                 Three Months
                                                                             Year Ended             Ended
                                                                          December 31, 1997     March 31, 1998
                                                                          ------------------------------------
FIXED CHARGES AS DEFINED:

                              (1) Interest on                                   $ 30,091           $  7,523
                                  long-term debt
                                                                          ------------------------------------
                              (2) Total Fixed                                   $ 30,091           $  7,523
                                  Charges
                                                                          ====================================


EARNINGS AS DEFINED:

                              (3) Loss from                                     $(14,435)          $(15,339)
                                  continuing
                                  operations
                              (4) Income taxes for
                                  continuing
                                  operations
                              (5) Total Fixed                                     30,091              7,523
                                  Charges
                                                                          ------------------------------------
                              (6) Income From
                                  Continuing
                                  Operations Before
                                        Income                                    15,656             (7,816)
                                  Taxes and Fixed
                                  Charges
                                                                          ====================================

RATIO OF EARNINGS TO FIXED
CHARGES
   (line 6 divided by line 2)                                (a)                     .52                N/A
                                                                          ====================================
COVERAGE DEFICIENCY:                                                            $(14,435)          $(15,339)
                                                                          ====================================


(a)                               Earnings are
                                  inadequate to
                                  cover fixed
                                  charges